Exhibit 99.1

Company Contact:

Lawrence L. Spanley, Jr.

Chief Financial Officer

(314) 621-0699

Investor Contact:

Integrated Corporate Relations

Allison Malkin/David Griffith

(203) 682-8225/ (203) 682-8213

BAKERS FOOTWEAR REPORTS SECOND QUARTER AND FIRST HALF FISCAL 2005 RESULTS

Second Quarter Net Sales Increase 27.8%

Second Quarter Diluted EPS Totals $0.19

ST. LOUIS, Mo., September 12, 2005 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, today announced results for the thirteen and twenty-six weeks ended July 30, 2005.

For the second quarter, thirteen weeks ended July 30, 2005:

•	Net sales increased 27.8%, to $45.3 million from $35.4 million for the thirteen weeks ended July 31, 2004. Comparable store sales increased 12.7% compared to a 3.0% increase last year;
•	Operating income was $2.0 million, or 4.4% of net sales, an increase of $2.7 million from the operating loss of $0.7 million, or 2.1% of net sales in the same period a year ago;
•	Net income was $1.2 million, or 2.7% of net sales, an increase of $1.7 million from the net loss of $0.5 million, or 1.4% of net sales in the second quarter of 2004.
•	Diluted earnings per share was $0.19 compared to a loss per share of $0.10 in the second quarter of 2004.

“We are extremely pleased with the results we reported today,” stated Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group. “During the quarter, we increased sales by 27.8% and reported strong profitability, including a 350 basis point increase in gross margin and a $2.7 million increase in operating income. We accomplished this with compelling assortments and improved store productivity resulting from our successful store expansion and remodel programs. We are delighted to begin the second half of the year positioned for growth.”

Additionally, during the second quarter, the Company:

•	Opened six new stores and at quarter-end operated 225 stores in 36 states;
•	Remodeled eight stores and at quarter-end operated 100 stores, or 50% of its Bakers stores in the new store format;

Gross profit in the second quarter improved to $15.0 million, or 33.1% of net sales, compared to $10.5 million, or 29.6% of net sales, in the second quarter of fiscal 2004. Operating expenses were $13.0 million, or 28.7% of net sales compared to $11.2 million, or 31.7% of net sales in the second quarter of fiscal 2004.

For the first half, the twenty-six weeks ended July 30, 2005:

•	Net sales increased 21.8%, to $90.2 million from $74.1 million for the twenty-six weeks ended July 31, 2004. Comparable store sales increased 10.1% compared to a 6.6% increase last year;
•	Operating income rose by $4.3 million to $5.1 million, or 5.6% of net sales, as compared to operating income of $0.8 million, or 1.0% of net sales in the same period a year ago;
•	Net income increased $2.8 million to $3.1 million, or 3.4% of net sales, as compared to net income of $0.3 million, or 0.3% of net sales in the second half of 2004.
•	Diluted earnings per share rose substantially to $0.51 compared to $0.05 in the first half of 2004.

Gross profit in the first half was $30.4 million, or 33.7% of net sales, compared to $22.9 million, or 30.9% of net sales, in the first half of fiscal 2004. Operating expenses were $25.3 million, or 28.1% of net sales compared to $22.2 million, or 29.9% of net sales in the first half of fiscal 2004.

Michele Bergerac, President of Bakers Footwear, said, “Our merchandising and store initiatives continue to generate robust traffic and increased purchases in our Bakers and Wild Pair stores. During the quarter we experienced particular strength in open toe, embellished and sandal type footwear. As we look ahead, we are also encouraged by the number of new trends that are being favored by our customers such as wedges and western boots. We believe we are poised to benefit from the current fashion cycle with assortments that are aligned with our customers needs. We expect to open approximately 30 to 32 stores this year, and are also on schedule to remodel approximately 25 stores to our exciting new format.”

The Company has three stores in the New Orleans area that have been closed as a result of Hurricane Katrina. Due to the significant impact of the hurricane, the Company has not been able to assess the damage and therefore has not determined if or when the stores will reopen. The Company believes that closing these locations on either a temporary or a permanent basis will not have a material adverse effect on its overall operating results or financial position.

The Company carries casualty insurance on all properties, and is currently working with its insurance carriers to determine the extent to which insurance proceeds may offset any losses. The Company had approximately $275,000 of inventory and net fixed assets at these locations and anticipates that it is likely that these assets will be substantially unrecoverable. Combined, these stores represented 1.25% of the Company’s net sales for the first six months of 2005.

Mr. Edison continued: “As we move into the second half of the year we remain excited about our outlook. Sales strength has continued into the third quarter and we believe we are positioned to capitalize on the fall season. Our goals are focused on growing our leading position as a specialty footwear retailer and we expect fiscal 2005 to represent a year of significant accomplishments toward reaching this objective for Bakers Footwear.”

Conference Call

The Company announced that it will conduct a conference call to discuss its second quarter and first six month fiscal 2005 results today, Monday, September 12, 2005 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 704-5380, approximately five minutes prior to the start of the call. The conference call will also be web-cast live at http://viavid.net/dce.aspx?sid=000028A2. A replay of this call will be available until September 19, 2005 and can be accessed by dialing (888) 203-1112 and entering code 4867031.

About Bakers Footwear Group, Inc.

Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The company currently operates more than 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 15 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Table follows:

Bakers Footwear Group, Inc.	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks ended
Income Statement Data	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net Sales	$ 45,255	$ 35,403	$ 90,199	$ 74,079
Cost of merchandise sold, occupancy, and buying expenses	30,272	24,920	59,809	51,151
Gross profit	14,983	10,483	30,390	22,928

Operating expenses	12,977	11,205	25,301	22,157
Operating income (loss)	2,006	(722)	5,089	771

Interest expense	(87)	(134)	(213)	(503)
Other income (expense), net	66	96	102	185
Income (loss) before income taxes	1,985	(760)	4,978	453

Income tax expense (benefit)	762	(266)	1,903	202

Net income (loss)	$ 1,223	$ (494)	$ 3,075	$ 251

Basic earnings (loss) per share	$ 0.20	$ (0.10)	$ 0.54	$ 0.05
Diluted earnings (loss) per share	$ 0.19	$ (0.10)	$ 0.51	$ 0.05

Weighted average shares outstanding
Basic	6,146	5,102	5,745	4,845
Diluted	6,384	5,102	5,990	5,176

Cash Flow Data
Cash provided by operating activities			4,458	1,815
Cash used in investing activities			(10,664)	(4,296)
Cash provided by financing activities			7,172	8,397

Supplemental Data
Comparable store sales increase	12.7%	3.0%	10.1%	6.6%
Gross profit percentage	33.1%	29.6%	33.7%	30.9%
Number of stores at end of period			225	207

Balance Sheet Data			July 30, 2005	July 31, 2004
			Unaudited	Unaudited
Cash			$ 2,397	$ 6,226
Accounts receivable			2,044	894
Inventories			21,530	16,436
Other current assets			3,835	2,558
Current assets			29,806	26,114

Property and equipment, net			29,862	15,769
Other assets			528	236
			$ 60,196	$ 42,119

Current liabilities			$ 18,107	$ 11,923
Noncurrent liabilities			6,026	4,034
Shareholders’ equity			36,063	26,162
			$ 60,196	$ 42,119

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